Exhibit 5.1

[A&L Goodbody Letterhead]

March 10, 2016

XL Group plc
XL House
8 St Stephen's Green
Dublin 2
Ireland

XL Group plc (the Company)

Dear Ladies and Gentlemen
We are acting as Irish counsel to the Company, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at 8, St. Stephen's Green, Dublin, DO2 VK30, Ireland.
We have examined the Company’s Form S-8 Registration Statement (number 333- ) (the Form S-8) which is to be filed by the Company with the United States Securities and Exchange Commission on or around the date of this letter, under the Securities Act of 1933 of the United States of America, as amended (the Securities Act). The Form S-8 relates to ordinary shares in the capital of the Company with a nominal value of US$0.01 per share (the Ordinary Shares) to be issued under the following equity incentive plan (the Plan):

◦	XL Group plc Directors Stock & Option Plan (as amended and restated effective May 8, 2015)
(the proposals and arrangements described in the Form S-8 being referred to in this letter as the Transaction).

1.	Basis of Opinion
In connection with this letter, we have examined copies of the following:

1.1.
the certificate of incorporation and certificate of incorporation on change of name and certificate of incorporation on re-registration as a public limited company of the Company and a certified copy of the up to date memorandum and articles of association of the Company;

1.2.	the XL Group plc Directors Stock & Option Plan (as amended and restated as of May 8, 2015) (as sent to us via email in pdf or other electronic format);

1.3.	final draft Form S-8 dated March 10 2016 (as sent to us via email in pdf or other electronic format);

1.4.	extract of the minutes of a meeting of the board of directors of the Company held on February 19-20, 2015;

1.5.	extract of the minutes of the Annual General Meeting of the Company held on May 8, 2015; and

1.6.
letter of status dated March 10, 2016 from the Irish Companies Registration Office and legal searches carried out in the Irish Companies Registration Office and the Central Office of the High Court on March 10, 2016 in respect of the Company

(together the Documents).

2.	Assumptions
For the purpose of giving this opinion we have assumed:

2.1.	the accuracy and completeness of all information on public records;

2.2.	the completeness and authenticity of the draft of the Form S-8 dated March 10, 2016 and that the Form S-8 will be filed with the SEC in a form and content having no material differences to such draft;

2.3.	the completeness and authenticity of all other Documents submitted to us as originals and the completeness and conformity to the originals of all copies of Documents of any kind furnished to us;

2.4.
that the copy extract of the minutes of the meeting of the board of directors of the Company held on February 19-20, 2015 and the copy extract of the minutes of the Annual General Meeting of the Company held on May 8, 2015 produced to us are true copies of the minutes, correctly record the proceedings of the meeting to which they relate and the resolutions passed and/or the subject matter which the minutes purport to record, that the resolutions contained in the minutes are in full force and effect and that no further resolutions have been passed (whether by the board of directors of the Company or a committee of such board or the shareholders of the Company) or corporate or other action taken which would or might alter the effectiveness thereof;

2.5.	that there are no agreements or arrangements in existence which in any way amend or vary the terms of the Transaction as disclosed by the Documents;

2.6.
that the Company has entered into the Transaction and will issue all Ordinary Shares in good faith and on arm’s length terms, for its legitimate and bona fide business purposes, that any Ordinary Shares issued in accordance with the Form S-8 will be paid up in consideration of the receipt by the Company from the party to whom the Ordinary Shares are issued, prior to, or simultaneously with, the issue of Ordinary Shares, of cash and/or other consideration at least equal to the nominal value of such Ordinary Shares and that the Company derives and will at all times derive commercial benefit from the Transaction and the issue of the Ordinary Shares commensurate with the risks undertaken by it in the Transaction and in relation to the issue of the Ordinary Shares and that all Ordinary Shares when issued will be fully paid up, including as to any premium thereon;

2.7.
the absence of fraud and the presence of good faith on the part of the Company under the Form S-8 and their respective officers, employees, agents and advisers in respect of the Transaction and any issue of Ordinary Shares or other securities described in the Form S-8;

2.8.
that (a) the Company will be fully solvent at the time of and immediately following the filing of the Form S-8 and upon the issue of any Ordinary Shares; (b) the Company would not as a consequence of doing any act or thing which the Form S-8 or any issue of the Ordinary Shares contemplates, permits or requires the Company to do, be insolvent; (c) no resolution or petition for the appointment of a liquidator or examiner has been passed or presented in relation to the Company and none will be passed or presented prior to the issue of any Ordinary Shares; and (d) no receiver has been appointed in relation to any of the assets or undertaking of the Company and none will be appointed prior to the issue of any Ordinary Shares;

2.9.
no authorisations, approvals, licences, exemptions or consents of governmental or regulatory authorities with respect to the agreements or arrangements referred to in the Form S-8 or with respect to any issue of the Ordinary Shares are or will be required to be obtained;

2.10.
that the Ordinary Shares will conform with the descriptions and restrictions contained in the Form S-8 (including any document incorporated therein by reference), subject to such changes as may be required in order to comply with any requirement of Irish law and that any selling restrictions contained therein have been and will be at all times observed;

2.11.
that the representations, warranties and undertakings contained in the Form S-8 are true and correct and that the Company will at all times comply with its obligations under, and the representations, warranties and undertakings contained in, the Form S-8 and the agreements and arrangements referred to in the Form S-8 and all other agreements and arrangements relating to the issue of the Ordinary Shares;

2.12.
that the Ordinary Shares will not be issued by the Company unless there are, at that time, sufficient numbers of authorised but unissued Ordinary Shares in the Company’s capital and that, at the time of the issue, there are subsisting valid authorities given by the Company’s shareholders or under the Company’s articles of association pursuant to the Irish Companies Acts (including without limitation any authorities required pursuant to sections 1021, 1022 and 1023 of the Companies Act 2014);

2.13.
that the Company will have the necessary power and authority, and all necessary corporate and other action will have been taken, to enable it to issue the Ordinary Shares and to execute, deliver and perform the obligations undertaken by it in relation thereto to which it is party, and the implementation by the Company of the foregoing will:

2.13.1.
not cause any limit on it or on its directors (whether imposed by the documents constituting the Company or by statute or regulation) to be exceeded or any terms of any agreement, contract or undertaking binding on it or its assets to be breached;

2.13.2.	not cause any law (including public policy) or order of any jurisdiction to be contravened; and

2.13.3.	comply in all respects with the provisions of the Companies Act 2014.

2.14.
that at the time of issue of the Ordinary Shares, the issue of, and terms applicable to, the Ordinary Shares and the registration of the Ordinary Shares will not violate any law applicable to the Company;

2.15.	without having made any investigation, that the terms of the Plan are lawful and fully enforceable under the laws of any other applicable jurisdiction other than the laws of Ireland; and

2.16.
that none of the resolutions and authorities of the directors of the Company or of the shareholders of the Company on which we have relied or the Plan have been varied, amended or revoked in any respect or will have expired at the time of issue of the relevant Ordinary Shares and that all options or other rights over Ordinary Shares will be granted and all Ordinary Shares will be issued in accordance with such resolutions and authorities.

3.	Opinion
Based on the foregoing and the qualifications contained in paragraph 4 of this letter, we are of the opinion that:

3.1.	the Company is a public company limited by shares, is duly incorporated and validly existing under the law of Ireland and has the requisite corporate authority to issue the Ordinary Shares; and

3.2.
those Ordinary Shares referred to in the Form S-8, when issued, allotted and fully paid for as contemplated in, and in accordance with, the Form S-8, will be duly authorised, and upon receipt of any necessary approval of the board of directors of the Company or a duly authorised committee thereof for their allotment and issue, validly issued, fully paid and not subject to calls for any additional payment.

4.	Qualifications
The opinions set forth in this opinion letter are given subject to the following qualifications:

4.1.
We are admitted to practise law only in Ireland (excluding Northern Ireland) and accordingly, we express no opinion on the laws of any jurisdiction other than the laws (and the interpretation thereof) of Ireland (excluding Northern Ireland) in force as at the date hereof. This opinion is strictly confined to the matters expressly stated at paragraph 3 above, the Ordinary Shares as described in the Form S-8 and the searches referred to at paragraph 1.6 above and in particular no opinion is given in relation to any of the Company’s Form S-8 Registration Statements or Post Effective Amendments or any other SEC filings or any matters referred to therein.

4.2.
where any shareholder resolutions have been passed amending the number of Ordinary Shares in the Company which can be issued pursuant to the Plan, a resolution of the board of the Company must be passed (a) amending the Plan provisions to give effect to such shareholder resolutions and (b) ratifying any option grants made or Ordinary Shares issued under the increased Plan limits since the date of the shareholder resolutions, as necessary (if such board resolutions have not already been passed) and particular issues of Ordinary Shares pursuant to the Directors Plan should be approved by a resolution of the board of directors of the Company or a duly authorised committee thereof or a person so authorised by one of them;

4.3.
this opinion is given subject to general provisions of Irish law relating to insolvency, bankruptcy, liquidation, reorganisation, receivership, moratoria, court schemes of arrangement, administration and examination, and the fraudulent preference of creditors and other Irish law generally affecting the rights of creditors;

4.4.
a determination, description, calculation, opinion or certificate of any person as to any matter provided for in the agreements and arrangements referred to in the Form S-8 or any other agreements or arrangements relating to the Ordinary Shares or their issue might be held by the Irish courts not to be final, conclusive or binding if it could be shown to have an unreasonable, incorrect, or arbitrary basis or not to have been made in good faith;

4.5.	an order of specific performance or any other equitable remedy is a discretionary remedy and is not available when damages are considered to be an adequate remedy;

4.6.	claims may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes;

4.7.	claims may be or become subject to defences of set-off or counter-claim;

4.8.
an Irish court has power to stay an action where it is shown that there is some other forum having competent jurisdiction which is more appropriate for the trial of the action, in which the case can be tried more suitably for the interests of all the parties and the ends of justice and where staying the action is not inconsistent with Council Regulation 2001/44/EC;

4.9.	the enforceability of severance clauses is at the discretion of the court and may not be enforceable in all circumstances;

4.10.	a waiver of all defences to any proceedings may not be enforceable;

4.11.
provisions in any of the agreements or arrangements referred to in the Form S-8 or any other agreements or arrangements relating to the Ordinary Shares or their issue providing for indemnification resulting from loss suffered on conversion of the amount of a claim made in a foreign currency into euro in a liquidation may not be enforceable;

4.12.
an Irish court may refuse to give effect to undertakings contained in any of the agreements or arrangements referred to in the Form S-8 or any other agreements or arrangements relating to the Ordinary Shares or their issue that the Company will pay legal expenses and costs in respect of any action before the Irish courts;

4.13.
the searches referred to in paragraph 1.6 above do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner to, the Company.

5.	Consent
We hereby consent to the filing of this opinion with the United States Securities and Exchange Commission as an exhibit to the Form S-8 and to the references to our firm under the heading “Exhibits”. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the United States Securities and Exchange Commission thereunder. We assume no obligation to advise you or any other person, or make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.
This opinion is to be interpreted in accordance with, and governed by, the laws of Ireland and speaks only of its date.

Yours faithfully

/s/ A&L Goodbody